Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
News	neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG to appoint Robert J. Dellinger as senior vice president, finance and CFO

PITTSBURGH, Sept. 1, 2009 – PPG Industries (NYSE:PPG) today announced that Robert J. Dellinger would be joining the company as senior vice president, finance, and chief financial officer designate, effective Sept. 8, 2009. He will officially assume the responsibilities of chief financial officer on Oct.15, 2009.

Dellinger, 49, began his career with General Electric Co. (GE). Over a 19-year tenure with GE, Dellinger served in various positions in financial management, including as chief financial officer for GE Superabrasives, GE Plastics Pacific, GE Motors and Industrial Systems, and GE Employers Reinsurance Corp. Dellinger was appointed president and chief executive officer of GE Property and Casualty Reinsurance, Europe and Asia, and president and CEO of GE Frankona Re, based in Munich, Germany, in 2000. Dellinger left GE in 2002 to become executive vice president and CFO for Sprint Corp., and most recently spent three years as executive vice president and CFO for Delphi Corp. Dellinger holds a bachelor’s degree in economics from Ohio Wesleyan University.

“Bob comes to us well-qualified to lead PPG’s financial operations and will add great depth of international experience and expertise to our senior management team,” said Charles E. Bunch, PPG chairman and CEO. “His international assignments and perspectives will prove valuable as we continue our global transformation.”

William H. Hernandez will continue as PPG’s CFO until Oct. 15. PPG announced in May that Hernandez would transition his responsibilities by the end of 2009.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

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